Exhibit 99.1

NEWS RELEASE

27680 Franklin Road • Southfield, Michigan 48034

FOR IMMEDIATE RELEASE

Diversified Restaurant Holdings Reports 40.6% Growth
and Record Revenue for 2013

●	Achieved record fourth quarter revenue of $28.5 million, up 9.0% over prior-year period

●	Realized 25.8% and 13.7% growth in adjusted EBITDA and restaurant-level EBITDA (both non-GAAP measures(1)) in fourth quarter

●	Two-year comparable store sales grew 10.3% in the quarter

●	2013 record revenue of $108.9 million driven by 22.7% unit growth; two-year comparable sales growth up 11.6% for the year. Adjusted EBITDA for the year increased 62.7%

●	Reiterates fiscal 2014 revenue guidance of $125 - $130 million; plans 20.4% unit growth with 11 new restaurants in 2014

SOUTHFIELD, MI, March 14, 2014 -- Diversified Restaurant Holdings, Inc. (NASDAQ: BAGR) ("DRH" or the "Company"), the creator, developer and operator of the unique, full-service, ultra-casual restaurant and bar Bagger Dave's Burger Tavern® ("Bagger Dave's") and one of the largest franchisees for Buffalo Wild Wings® ("BWW"), announced results for the fourth quarter and year ended
December 29, 2013.

“We made excellent progress in 2013 as demonstrated by our growth in restaurants and sales. We added 10 new restaurants and relocated one in the year, expanded into a new market, continued to be creative with Bagger Dave’s menu to continue to delight our guests and further refined our real estate strategy,” commented Michael Ansley, President and CEO of DRH.

Mr. Ansley added, “We are excited about the progress we are making with our Bagger Dave’s brand. Our customers remain our top focus and the key to our ongoing success as we continue to expand brand awareness and market penetration.”

Fourth quarter revenue of $28.5 million (a 13-week period) was up $2.4 million, or 9.0%, from the fourth quarter of 2012 (a 14-week period), more than offsetting the benefit of an additional week in the prior-year period. Comparable restaurant sales increased 1.1% on a consolidated basis for the fourth quarter of 2013. This compares with an exceptionally strong 9.2% comparable restaurant sales growth in the fourth quarter of 2012. Comparable sales growth for the 2013 fourth quarter was driven primarily by pricing. Traffic, which was slightly lighter than the prior-year period, was affected by weather, sports schedules and the performance of Detroit professional baseball and football teams. Two-year comparable sales grew 10.3% for the quarter.

Fiscal 2013 (a 52-week period) sales grew $31.5 million, or 40.6%, to $108.9 million from fiscal 2012 (a 53-week period). Sales growth was driven by the addition of ten new restaurants in 2013. Comparable sales for 2013 were up 3.7%, on both traffic and pricing, compared with 7.6% in 2012. Two-year comparable sales were up 11.6%.

There were 36 comparable restaurants for the quarter and the year. This was comprised of 29 BWW and seven Bagger Dave’s. At the end of 2013, there were 54 total corporate-owned restaurants operating, comprised of 18 Bagger Dave’s and 36 BWW, compared with 44 restaurants at the end of 2012.

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Diversified Restaurant Holdings Reports 40.6% Growth and Record Revenue in 2013
March 14, 2014

Fourth Quarter Operating Results

Restaurant operating costs were up $1.7 million as a result of the increased number of locations, but were down 70 basis points as a percentage of revenue. The largest component of restaurant operating costs, food, beverage, and packaging costs, was relatively unchanged for the quarter at $8.2 million as the Company’s increased scale helped contribute to buying efficiencies. Food, beverage, and packaging costs as a percentage of sales were 29.4%, down 200 basis points from the prior-year period.

Compensation expense, the second largest component of restaurant operating costs, was up about $0.6 million to $7.2 million as personnel count increased to staff the new restaurants.  However, as a percentage of sales, labor costs were consistent with the fourth quarter of 2012 at 25.3%.

General and administrative expenses for the quarter declined to $2.2 million, or 7.7% of sales, from $2.3 million, or 8.8% of sales, in the same period last year due to the benefits of scale and tight cost controls.

Adjusted EBITDA increased 25.8% to $3.4 million, or 12.1% of sales, from $2.7 million, or 10.5% of sales, in the prior-year period. Restaurant-level EBITDA increased by nearly $0.7 million to
$5.7 million. As a percentage of sales, fourth quarter restaurant-level EBITDA improved to 19.9% from 19.1%.

Net loss attributable to DRH in the 2013 fourth quarter was $0.2 million, an improvement over the net loss of $0.6 million in the same period of the prior year.

Full Year 2013 Review

The $31.4 million increase in 2013 revenue included $14.9 million generated from the 18 restaurants that are not included in comparable restaurant sales, $13.4 million incremental sales from acquired BWW restaurants in September 2012, and a $3.1 million increase in same store sales growth.

For 2013 restaurant operating costs increased $26.0 million to $88.9 million driven by new locations, increasing to 81.5% of sales from 81.3% in the prior-year period. The largest component of restaurant operating costs, food, beverage, and packaging costs, increased by $8.6 million to $32.7 million primarily due to the increase in the number of restaurants. Food, beverage, and packaging costs as a percentage of sales were 30.0%, down 110 basis points from the prior-year period due to lower bone-in chicken wing costs. Average cost per pound for bone-in chicken wings decreased 10.7% to $1.76 in 2013 from $1.97 in 2012.

Compensation expense was up $8.7 million to $28.1 million primarily due to the increase in staffing required for the 10 new restaurants. However, as a percentage of sales, labor costs modestly increased to 25.8% from 25.1% in the prior-year period.

General and administrative expenses for the year increased $0.7 million to $7.3 million in 2013. Commensurate with the building of scale in the business along with tight cost controls, general and administrative expenses as a percentage of sales improved 180 basis points to 6.7%.

Adjusted EBITDA increased 62.7%, or $5.0 million, to $13.0 million in 2013. Restaurant-level EBIDTA increased by $5.6 million to $20.2 million. As a percentage of sales, Restaurant-level EBIDTA was 18.5% compared with 18.8% in 2012.

Operating expenses were up 41.3% in 2013, reflecting the addition of the new stores added during the year.

DRH generated $1.4 million in operating profit in 2013, compared with $1.6 million in 2012, reflecting a $3.3 million year-over-year increase in depreciation and amortization to $8.0 million as well as the almost doubling of pre-opening expenses to $3.2 million. The higher depreciation and amortization was due to the increase in the total number of restaurants and a larger percentage of stand-alone buildings which require more capital.

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Diversified Restaurant Holdings Reports 40.6% Growth and Record Revenue in 2013
March 14, 2014

The increase in pre-opening expenses was a result of the number of locations opened in 2013 versus 2012 as well as timing and costs to open new restaurants and due to some unique and very large openings. DRH expects pre-opening expenses to be in the range of $200,000 to $250,000 per restaurant going forward.

For fiscal 2013, net income attributable to DRH was $0.1 million, or $0.01 per diluted share, compared with net income of $0.2 million, or $0.01 per diluted share, in fiscal 2012. Adjusted net income for 2013, which excludes non-recurring expenses associated with the Company’s listing on NASDAQ and debt restructuring activities, was $0.3 million, or $0.01 per diluted share. (See the reconciliation between GAAP Net Income (Loss) and Adjusted Net Income (Loss) in the supplemental table included in this release.)

The Company opened ten restaurants in 2013, seven Bagger Dave’s and three BWW.

Balance Sheet

Cash, cash equivalents and investments increased $15.4 million to $18.1 million at December 29, 2013 from the end of the prior year. In April 2013, the Company issued 6.9 million shares of common stock which resulted in net proceeds of $31.9 million.

Capital expenditures increased $9.7 million to $25.3 million in 2013. New restaurant construction was approximately $19.0 million and the remainder was for remodeling and refreshing existing restaurants. The Company is committed to reinvesting in its stores and is following a definitive schedule of continued improvements and remodeling to maintain a positive dining experience for its guests. For 2014, the Company estimates capital expenditures to be in the range of $33.0 million to $36.0 million, with the majority focused on new restaurant opening, including real estate.

Outlook

Mr. Ansley noted, “We are committed to continuing to grow our restaurants, advance our Bagger Dave’s brand and build upon our loyal customer base. We plan to leverage the momentum we have developed and increase our restaurants by 20% in 2014. We have launched our new menu, introduced frequently requested chicken to our menu and have initiated a unique loyalty program. We have zeroed in on our logo which embodies our train theme at Bagger Dave’s and will begin a much improved marketing campaign with a heavier traditional media mix. We believe these actions will further differentiate Bagger Dave’s, attract more attention to our BWWs and ultimately drive higher sales.”

In 2014, DRH plans to open 11 additional restaurants, expanding total unit count by 20.4%, which will be comprised mostly of Bagger Dave’s:

●	Open eight Bagger Dave’s locations in Michigan and Indiana, a 44.4% unit increase over the units that existed at the end of 2013
●	Open three Buffalo Wild Wings restaurants, relocate two, and remodel two

Revenue in 2014 is expected to be in the range of $125 million to $130 million.

Fiscal 2014 restaurant-level EBITDA is expected to be in a range of approximately $22.0 million to $23.5 million, while adjusted EBITDA for fiscal 2014 is expected to be between $13.5 million and $14.5 million.

Mr. Ansley concluded, “Importantly, as we grow we are building a more experienced staff, improving operational efficiencies and formalizing best practices throughout our franchise.”

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Diversified Restaurant Holdings Reports 40.6% Growth and Record Revenue in 2013
March 14, 2014

Webcast and Conference Call

DRH will host a conference call and webcast on Friday, March 14, 2014 at 10:00 a.m. Eastern Time, during which management will review the financial and operating results for the fourth quarter and full year and discuss its corporate strategies and outlook. The review will be accompanied by a slide presentation which will be made available prior to the conference call on the Company’s website at www.diversifiedrestaurantholdings.com. A question-and-answer session will follow. The teleconference can be accessed by calling (201) 493-6780, or monitored on the Company’s website.

A telephonic replay will be available from 1:00 p.m. ET on the day of the teleconference through Friday, March 21, 2014. To listen to a replay of the call, dial (858) 384-5517 and enter the conference ID number 13574719, or access the webcast replay via the Company’s website at www.diversifiedrestaurantholdings.com, where a transcript will also be posted once available.

About Diversified Restaurant Holdings

Diversified Restaurant Holdings, Inc. (NASDAQ: BAGR) (“DRH” or the “Company”) owns and operates Bagger Dave's Burger Tavern, a full-service, family-friendly restaurant and full bar with a casual, comfortable atmosphere specializing in custom-built, proprietary, fresh prime rib recipe burgers, famous all-natural turkey burgers, hand-cut fries, locally crafted beers on draft, hand-dipped milk shakes, salads, black bean turkey chili, and much more. Currently there are 18 company-owned Bagger Dave's restaurants in Michigan and Indiana. DRH will open eight additional company-owned locations during 2014 in Indiana and Michigan. For more information, visit www.baggerdaves.com.

The Company also operates 36 Buffalo Wild Wings Grill & Bar franchised restaurants in Indiana, Illinois, Michigan, and Florida, with an Area Development Agreement to open an additional 13 locations by 2017. DRH will open three more units in Michigan, Indiana, and Florida in 2014.

The Company routinely posts news and other important information on its website at www.diversifiedrestaurantholdings.com.

Safe Harbor Statement

The information made available in this news release contains forward-looking statements which reflect DRH's current view of future events, results of operations, cash flows, performance, business prospects and opportunities. Wherever used, the words "anticipate," "believe," "expect," "intend," "plan," "project," "will continue," "will likely result," "may," and similar expressions identify forward-looking statements as such term is defined in the Securities Exchange Act of 1934. Any such forward-looking statements are subject to risks and uncertainties and the Company's actual growth, results of operations, financial condition, cash flows, performance, business prospects and opportunities could differ materially from historical results or current expectations. Some of these risks include, without limitation, the impact of economic and industry conditions, competition, food and drug safety issues, store expansion and remodeling, labor relations issues, costs of providing employee benefits, regulatory matters, legal and administrative proceedings, information technology, security, severe weather, natural disasters, accounting matters, other risk factors relating to our business or industry and other risks detailed from time to time in the Securities and Exchange Commission filings of DRH. Forward-looking statements contained herein speak only as of the date made and, thus, DRH undertakes no obligation to update or publicly announce the revision of any of the forward-looking statements contained herein to reflect new information, future events, developments or changed circumstances or for any other reason.

For more information contact:

Investor Contact:	Company Contact:
Alex P. Hamilton/Deborah K. Pawlowski	David G. Burke
Kei Advisors LLC	Chief Financial Officer
716.242.8632/716.843.3908	248.223.9160
ahamilton@keiadvisors.com/dpawlowski@keiadvisors.com

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Diversified Restaurant Holdings Reports 40.6% Growth and record Revenue in 2013
March 14, 2013

FINANCIAL TABLES TO FOLLOWDIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Twelve Months Ended
	December 29 2013	December 30 2012	December 29 2013	December 30 2012

Revenue	$28,475,965	$26,123,907	$108,886,139	$77,447,208

Operating expenses
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Food, beverage, and packaging costs	8,381,300	8,213,106	32,719,254	24,117,399
Compensation costs	7,192,789	6,607,849	28,096,721	19,448,210
Occupancy costs	1,677,441	1,502,639	6,381,052	4,289,966
Other operating costs	5,553,141	4,810,163	21,675,473	15,008,171
General and administrative expenses	2,234,582	2,257,353	7,270,597	6,585,908
Pre-opening costs	1,194,100	1,244,292	3,230,122	1,792,168
Depreciation and amortization	2,434,607	1,656,704	7,974,481	4,587,310
Loss on disposal of property and equipment	14,451	6,856	98,162	36,833
Total operating expenses	28,682,411	26,298,962	107,445,862	75,865,965

Operating (loss) profit	(206,446)	(175,055)	1,440,277	1,581,243

Change in fair value of derivative instruments	-	-	-	(43,361)
Interest expense	(377,024)	(439,428)	(1,718,711)	(1,282,991)
Other income, net	92,294	(342,079)	151,292	20,081

Income (Loss) before income taxes	(491,176)	(956,562)	(127,142)	274,972

Income tax provision (benefit)	(313,637)	(333,554)	(261,450)	(167)

Net (loss) income	$(177,539)	$(623,008)	$134,308	$275,139

Less: (Income) attributable to noncontrolling interest	$-	$-	$-	$(95,040)

Net income attributable to DRH	$(177,539)	$(623,008)	$134,308	$180,099

Basic earnings per share	$0.00	$(0.03)	$0.01	$0.01
Fully diluted earnings per share	$0.00	$(0.03)	$0.01	$0.01

Weighted average number of common shares outstanding
Basic	26,054,543	18,941,708	23,937,188	18,949,556
Diluted	26,178,617	19,044,287	24,058,072	19,091,849

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Diversified Restaurant Holdings Reports 40.6% Growth and record Revenue in 2013
March 14, 2013

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	December 29 2013	December 30 2012
ASSETS
Current assets
Cash and cash equivalents	$9,562,473	$2,700,328
Investments	8,561,598	-
Accounts receivable	1,248,940	248,403
Inventory	1,017,626	809,084
Prepaid assets	555,144	447,429
Total current assets	20,945,781	4,205,244

Deferred income taxes	1,162,761	846,746
Property and equipment, net	58,576,734	40,286,490
Intangible assets, net	2,948,013	2,509,337
Goodwill	8,578,776	8,578,776
Other long-term assets	121,668	118,145
Total assets	$92,333,733	$56,544,738

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities
Accounts payable	$4,416,092	$3,952,017
Accrued compensation	2,060,082	1,647,075
Other accrued liabilities	809,104	1,013,369
Current portion of long-term debt	8,225,732	6,095,684
Current portion of deferred rent	306,371	226,106
Total current liabilities	15,817,381	12,934,251

Deferred rent, less current portion	3,420,574	2,274,753
Unfavorable operating leases	759,065	849,478
Other liabilities - interest rate swap	327,561	430,751
Long-term debt, less current portion	38,047,589	38,551,601
Total liabilities	58,372,170	55,040,834

Commitments and contingencies (Notes 10 and 11)

Stockholders' equity
Common stock - $0.0001 par value; 100,000,000 shares authorized; 26,049,578 and 18,951,700, respectively, issued and outstanding	2,580	1,888
Additional paid-in capital	35,275,255	2,991,526
Accumulated other comprehensive loss	(245,364)	(284,294)
Accumulated deficit	(1,070,908)	(1,205,216)
Total stockholders' equity	33,961,563	1,503,904

Total liabilities and stockholders' equity	$92,333,733	$56,544,738

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Diversified Restaurant Holdings Reports 40.6% Growth and Record Revenue in 2013
March 14, 2014

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Twelve Months Ended
	December 29 2013	December 30 2012

Cash flows from operating activities
Net income	$134,308	$275,139
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	7,974,481	4,587,310
Write off of loan fees	76,407	141,329
Loss on disposal of property and equipment	98,162	36,833
Share-based compensation	278,290	220,449
Change in fair value of derivative instruments	-	43,361
Deferred income taxes	(336,223)	(133,287)
Changes in operating assets and liabilities that provided (used) cash
Accounts receivable	(1,000,537)	(227,906)
Inventory	(208,542)	(141,547)
Prepaid assets	(107,715)	(210,434)
Other current assets	-	-
Intangible assets	(660,966)	(1,044,899)
Other long-term assets	(3,523)	(43,756)
Accounts payable	(497,999)	2,269,555
Accrued liabilities	208,742	1,250,112
Deferred rent	1,226,086	570,362
Net cash provided by operating activities	7,180,971	7,592,621

Cash flows from investing activities
Purchases of available-for-sale investments	(13,883,671)	-
Proceeds from sale of available-for-sale investments	5,278,048	-
Purchases of property and equipment	(25,345,370)	(15,675,329)
Acquisition of business, net of cash acquired	-	(14,686,575)
Cash paid in excess of book value on noncontrolling interest	-	(866,681)
Net cash used in investing activities	(33,950,993)	(31,228,585)

Cash flows from financing activities
Proceeds from issuance of long-term debt	61,743,866	63,521,824
Repayments of long-term debt	(60,117,830)	(38,683,029)
Proceeds from sale of common stock, net of underwriter fees	32,006,131	-
Distributions from non-controlling interest	-	(40,000)
Net cash provided by financing activities	33,632,167	24,798,795

Net increase in cash and cash equivalents	6,862,145	1,162,831
Cash and cash equivalents, beginning of period	2,700,328	1,537,497
Cash and cash equivalents, end of period	$9,562,473	$2,700,328

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Diversified Restaurant Holdings Reports 40.6% Growth and Record Revenue in 2013
March 14, 2014

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation Between GAAP Net Income (Loss) and Adjusted Net Income (Loss)

	Three Months Ended		Twelve Months Ended
	December 29 2013	December 30 2012	December 29 2013	December 30 2012
Net income (loss) attributable to DRH, as reported	$(177,539)	$(623,008)	$134,308	$180,099

NASDAQ listing expenses, net of tax (1)	-	-	91,700	-
Financing fees, net of tax (2)	-	-	53,900	-
Adjusted net income (loss)	$(177,539)	$(623,008)	$279,908	$180,099

Adjusted basic earnings (loss) per share	$0.00	$(0.03)	$0.01	$0.01
Adjusted diluted earnings (loss) per share	$0.00	$(0.03)	$0.01	$0.01

Weighted average number of common shares outstanding:
Basic	26,054,543	18,941,708	23,937,188	18,949,556
Diluted	26,178,617	19,044,287	24,058,072	19,091,849

Notes to reconciliation of GAAP Net Income to Adjusted Net Income:

(1)	Reflects $131,000 of non-recurring fees associated with the Company listing on the NASDAQ exchange, net of an estimated 30.0% effective tax rate.
(2)	Reflects $77,000 of non-recurring expenses associated with the Company’s debt restructuring activities, net of an estimated 30.0% effective tax rate.

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Diversified Restaurant Holdings Reports 40.6% Growth and Record Revenue in 2013
March 14, 2014

DIVERSIFIED RESTAURANT HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation Between Net Income and EBITDA, Restaurant-Level EBITDA and
Adjusted EBITDA

	Three Months Ended		Twelve Months Ended
	December 29 2013	December 30 2012	December 29 2013	December 23 2012
Net income (loss) attributable to DRH, as reported	$(177,539)	$(623,008)	$134,308	$180,099
+ Income tax provision (benefit)	(313,637)	(333,554)	(261,450)	(167)
+ Change in fair value of derivative instruments	-	-	-	43,361
+ Interest expense	377,024	439,428	1,718,711	1,282,991
+ Other income, net	(92,294)	342,079	(151,292)	(20,081)
+ Loss on disposal of property and equipment	14,451	6,856	98,162	36,833
+ Depreciation and amortization	2,434,607	1,656,704	7,974,481	4,587,310
+ Income attributable to noncontrolling interest	-	-	-	95,040
EBITDA	$2,242,612	$1,488,505	$9,512,920	$6,205,386
+ Pre-opening costs	1,194,100	1,244,292	3,230,122	1,792,168
+ Non-recurring expenses	-	-	271,000	-
Adjusted EBITDA	$3,436,712	$2,732,797	$13,014,042	$7,997,554
Adjusted EBITDA margin (%)	12.1%	10.5%	12.0%	10.3%
+ Adjusted General and administrative	2,234,582	2,257,353	7,139,597	6,585,908
Restaurant–Level EBITDA	$5,671,294	$4,990,150	$20,153,639	$14,583,462
Restaurant–Level EBITDA margin (%)	19.9%	19.1%	18.5%	18.8%

Restaurant-Level EBITDA represents net income (loss) attributable to DRH plus the sum of non-restaurant specific general and administrative expenses, restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest and non-recurring acquisition related expenses in Q1 2013 and non-recurring expenses related to the NASDAQ listing in Q2 2013. Adjusted EBITDA represents net income (loss) attributable to DRH plus the sum of restaurant pre-opening costs, loss on property and equipment disposals, the change in fair value of derivative instruments, depreciation and amortization, other income and expenses, interest, taxes, income attributable to noncontrolling interest, and non-recurring expenses. We are presenting Restaurant-Level EBITDA and Adjusted EBITDA, which are not presented in accordance with GAAP, because we believe they provide an additional metric by which to evaluate our operations. When considered together with our GAAP results and the reconciliation to our net income, we believe they provide a more complete understanding of our business than could be obtained absent this disclosure. We use Restaurant-Level EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue, income from operations, net income, and cash flows from operations, to assess our historical and prospective operating performance and to enhance the understanding of our core operating performance. Restaurant-Level EBITDA and Adjusted EBITDA are presented because: (i) we believe they are useful measures for investors to assess the operating performance of our business without the effect of non-cash depreciation and amortization expenses; (ii) we believe investors will find these measures useful in assessing our ability to service or incur indebtedness; and (iii) they are used internally as benchmarks to evaluate our operating performance or compare our performance to that of our competitors.

Additionally, we present Restaurant-Level EBITDA because it excludes the impact of general and administrative expenses and restaurant pre-opening costs, both which are non-recurring at the restaurant level. The use of Restaurant-Level EBITDA thereby enables us and our investors to compare our operating performance between periods and to compare our operating performance to the performance of our competitors. The measure is also widely used within the restaurant industry to evaluate restaurant level productivity, efficiency, and performance. The use of Restaurant-Level EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based on GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies. Companies within our industry exhibit significant variations with respect to capital structure and cost of capital (which affect interest expense and tax rates) and differences in book depreciation of property and equipment (which affect relative depreciation expense), including significant differences in the depreciable lives of similar assets among various companies. Our management team believes that Restaurant-Level EBITDA and Adjusted EBITDA facilitate company-to-company comparisons within our industry by eliminating some of the foregoing variations.

Restaurant-Level EBITDA and Adjusted EBITDA are not determined in accordance with GAAP and should not be considered in isolation or as an alternative to net income, income from operations, net cash provided by operating, investing, or financing activities, or other financial statement data presented as indicators of financial performance or liquidity, each as presented in accordance with GAAP. Neither Restaurant-Level EBITDA nor Adjusted EBITDA should be considered as a measure of discretionary cash available to us to invest in the growth of our business. Restaurant-Level EBITDA and Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies and our presentation of Restaurant-Level EBITDA and Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual items. Our management recognizes that Restaurant-Level EBITDA and Adjusted EBITDA have limitations as analytical financial measures, including the following:

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect our current capital expenditures or future requirements for capital expenditures;
•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, associated with our indebtedness;
•

Restaurant-Level EBITDA and Adjusted EBITDA do not reflect depreciation and amortization, which are non-cash charges, although the assets being depreciated and amortized will likely have to be replaced in the future, nor do Restaurant-Level EBITDA and Adjusted EBITDA reflect any cash requirements for such replacements;

•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect disposals or other non-recurring income and expenses;
•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect changes in fair value of derivative instruments;
•	Restaurant-Level EBITDA and Adjusted EBITDA do not reflect restaurant pre-opening costs; and
•	Restaurant-Level EBITDA does not reflect general and administrative expenses.

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